                                                                    Exhibit 15.1


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Brylane Inc. Registration on Form S-8

We are aware that our report dated June 6, 1997 on our review of interim financial information of Brylane Inc. for the period ended May 3, 1997 and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in this registration statement. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



/s/ Coopers & Lybrand L.L.P.

Indianapolis, IN
July 8, 1997

                                      S-2